Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and the related Prospectus of Inergy Midstream, L.P. for the registration of $500,000,000 of 6% Senior Notes due 2020 and to the incorporation by reference therein of our report dated November 20, 2012, with respect to the consolidated financial statements and schedule of Inergy Midstream, L.P. included in its Annual Report (Form 10-K) for the year ended September 30, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Kansas City, Missouri

September 4, 2013